MANAGEMENT AGREEMENT

AlphaCentric Advisors LLC

Exhibit

Dated: May 4, 2016

Fund	Percentage of Average Daily Net Assets
AlphaCentric Asset Rotation Fund	1.25%
AlphaCentric Income Opportunities Fund	1.50%
AlphaCentric Bond Rotation Fund	1.25%
AlphaCentric/IMFC Managed Futures Strategy Fund	1.75%
AlphaCentric Hedged Market Opportunity Fund	1.75%

Mutual Fund Series Trust

By: _/s/ Tobias Caldwell__

Print Name: Tobias Caldwell

Title: Trustee

AlphaCentric Advisors LLC

By: __/s/ Jerry Szilagyi__

Print Name: Jerry Szilagyi

Title: Member